Pricing Supplement To product supplement B dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Pricing Supplement No. 1931B Registration Statement No. 333-184193 Dated January 31, 2014; Rule 424(b)(2)
Deutsche Bank AG
Structured Investments	Deutsche Bank AG, London Branch $1,260,000 Knock-Out Notes Linked to an Equally Weighted Basket of Three Equity Securities due February 1, 2017
General
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The notes are designed for investors who seek a return at maturity of 1.4 times the potential positive performance (if any) of an equally weighted basket (the “Basket”) of three equity securities. If the Final Basket Level is greater than or equal to the Initial Basket Level, investors will be entitled to receive their initial investment plus a return on their initial investment equal to the Basket Return times the Upside Leverage Factor of 1.4. If the Final Basket Level is less than the Initial Basket Level, but greater than or equal to 80.00% of the Initial Basket Level, investors will be entitled to receive their initial investment. However, if the Final Basket Level is less than 80.00% of the Initial Basket Level, investors will lose 1.00% of their initial investment for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. The notes do not pay coupons or dividends and investors should be willing to lose a significant portion or all of their initial investment if the Final Basket Level is less than 80.00% of the Initial Basket Level. Any payment at maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing February 1, 2017†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes priced on January 31, 2014 (the “Trade Date”) and are expected to settle on February 5, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Basket:	The notes are linked to an equally weighted basket consisting of three equity securities (each a “Basket Component” and collectively, the “Basket Components”).
	Basket Component	Ticker Symbol	Basket Component Weighting	Initial Stock Price
	Common stock of Bristol-Myers Squibb Company	BMY	1/3	$49.97
	Common stock of Merck & Co., Inc.	MRK	1/3	$52.97
	American depositary shares of AstraZeneca PLC	AZN	1/3	$63.50
Upside Leverage Factor:	1.4
Knock-Out Event:
A Knock-Out Event occurs if the Final Basket Level is less than the Initial Basket Level by an amount greater than the Knock-Out Buffer Amount. Therefore, a Knock-Out Event will occur if the Final Basket Level is less than the Knock-Out Level.

Knock-Out Buffer Amount:	20.00%
Knock-Out Level:	80, equal to 80.00% of the Initial Basket Level
Payment at Maturity:
•  If a Knock-Out Event has not occurred and the Final Basket Level is greater than or equal to the Initial Basket Level, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of notes, calculated as follows:

	$1,000 + ($1,000 x Basket Return x Upside Leverage Factor)
•  If a Knock-Out Event has not occurred and the Final Basket Level is less than the Initial Basket Level, you will be entitled to receive a cash payment at maturity of $1,000.00 per $1,000 Face Amount of notes.

	• If a Knock-Out Event has occurred, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of notes, calculated as follows:
	$1,000 + ($1,000 x Basket Return)

If a Knock-Out Event has occurred, you will lose 1.00% of your initial investment for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. Accordingly, you will lose a significant portion or all of your investment at maturity.  Any payment at maturity is subject to the credit of the Issuer.

Basket Return:	The performance of the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows:
	Final Basket Level – Initial Basket Level
	Initial Basket Level
	(Key Terms continued on next page)
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 6 of this pricing supplement.
The Issuer’s estimated value of the notes on the Trade Date is $956.20 per $1,000 Face Amount of notes, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Notes” on page 3 of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$20.00	$980.00
Total	$1,260,000.00	$25,200.00	$1,234,800.00
(1)  Please see “Supplemental Plan of Distribution” in this pricing supplement for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$1,260,000.00	$162.29

JPMorgan
Placement Agent
January 31, 2014

(Key Terms continued from previous page)
Initial Basket Level:	100
Final Basket Level:	The arithmetic average of the Basket Levels on the Averaging Dates
Basket Level:	The Basket Level on each Averaging Date will be calculated as follows:
100 x [1 + the sum of the Basket Component Return of each Basket Component x (1/3)]
Basket Component Return:	With respect to each Basket Component, the performance of such Basket Component from its Initial Stock Price to its Final Stock Price on the applicable Averaging Date, calculated as follows:
Final Stock Price – Initial Stock Price
Initial Stock Price
With respect to each Basket Component, the Basket Component Return may be positive, zero or negative.
Initial Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the Trade Date, as set forth in the table under “Basket” above
Final Stock Price:	With respect to each Basket Component, the Closing Price of such Basket Component on the applicable Averaging Date
Closing Price:
With respect to each Basket Component, on any trading day, the last reported sale price of one share of the Basket Component on its relevant exchange multiplied by the then-current Stock Adjustment Factor, as determined by the calculation agent.

Stock Adjustment Factor:
With respect to each Basket Component, initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Basket Component. See “Description of Securities—Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

Trade Date:	January 31, 2014
Settlement Date:	February 5, 2014
Averaging Dates†:	January 23, 2017, January 24, 2017, January 25, 2017, January 26, 2017 and January 27, 2017
Maturity Date†:	February 1, 2017
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	25152RHJ5 / US25152RHJ59
†	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the notes is equal to the sum of our valuations of the following two components of the notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the notes.  The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Notes

You should read this pricing supplement together with product supplement B dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement B dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005077/crt_dp33020-424b2.pdf

•	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes.  You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Basket?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below reflect the Knock-Out Buffer Amount of 20.00%, the Upside Leverage Factor of 1.4, the Initial Basket Level of 100 and the Knock-Out Level of 80, equal to 80.00% of the Initial Basket Level.  The results set forth below are for illustrative purposes only. The actual return on the notes will be based on whether or not a Knock-Out Event occurs and on the Basket Return, both of which will be based on the performances of the Basket Components on the specified Averaging Dates.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

Hypothetical Final Basket Level	Hypothetical Basket Return	Hypothetical Return on the Notes	Payment at Maturity
200.00	100.00%	140.00%	$2,400.00
190.00	90.00%	126.00%	$2,260.00
180.00	80.00%	112.00%	$2,120.00
170.00	70.00%	98.00%	$1,980.00
160.00	60.00%	84.00%	$1,840.00
150.00	50.00%	70.00%	$1,700.00
140.00	40.00%	56.00%	$1,560.00
130.00	30.00%	42.00%	$1,420.00
120.00	20.00%	28.00%	$1,280.00
110.00	10.00%	14.00%	$1,140.00
105.00	5.00%	7.00%	$1,070.00
102.50	2.50%	3.50%	$1,035.00
100.00	0.00%	0.00%	$1,000.00
95.00	-5.00%	0.00%	$1,000.00
90.00	-10.00%	0.00%	$1,000.00
80.00	-20.00%	0.00%	$1,000.00
70.00	-30.00%	-30.00%	$700.00
60.00	-40.00%	-40.00%	$600.00
50.00	-50.00%	-50.00%	$500.00
40.00	-60.00%	-60.00%	$400.00
30.00	-70.00%	-70.00%	$300.00
20.00	-80.00%	-80.00%	$200.00
10.00	-90.00%	-90.00%	$100.00
0.00	-100.00%	-100.00%	$0.00

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The level of the Basket increases 40.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 140.00.  Because the Final Basket Level is greater than or equal to the Knock-Out Level of 80.00, a Knock-Out Event has not occurred.  Because a Knock-Out Event has not occurred and the Final Basket Level is greater than the Initial Basket Level, the investor receives a Payment at Maturity of $1,560.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 40.00% x 1.4) = $1,560.00

Example 2: The level of the Basket decreases 10.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 90.00.  Because the Final Basket Level is greater than or equal to the Knock-Out Level of 80.00, a Knock-Out Event has not occurred.  Because a Knock-Out Event has not occurred and the Final Basket Level is less than the Initial Basket Level, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes.

Example 3: The level of the Basket decreases 50.00% from the Initial Basket Level of 100.00 to a Final Basket Level of 50.00.  Because the Final Basket Level is less than the Knock-Out Level of 80.00, a Knock-Out Event has occurred.  Because a Knock-Out Event has occurred, the investor receives a Payment at Maturity of $500.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -50.00%) = $500.00

Selected Purchase Considerations

•	UNCAPPED APPRECIATION POTENTIAL; LIMITED PROTECTION AGAINST LOSS — The notes are linked to the performance of the Basket and provide the opportunity to receive at least the Face Amount if a Knock-Out Event does not occur, and to participate in any appreciation of the Basket at maturity on a leveraged basis. If a Knock-Out Event has not occurred and the Final Basket Level is greater than or equal to the Initial Basket Level, you will be entitled to receive a return on your investment equal to the Basket Return times the Upside Leverage Factor of 1.4. If a Knock-Out Event has not occurred and the Final Basket Level is less than the Initial Basket Level, you will be entitled to receive the Face Amount. However, if a Knock-Out Event has occurred, you will lose 1.00% of your initial investment for every 1.00% by which the Final Basket Level is less than the Initial Basket Level and you will lose a significant portion or all of your investment in the notes. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF AN EQUALLY WEIGHTED BASKET OF THREE EQUITY SECURITIES — The return on the notes, which may be positive, zero or negative, is linked to the performance of an equally weighted Basket that consists of the common stock of Bristol-Myers Squibb Company, the common stock of Merck & Co., Inc. and the American depositary shares of AstraZeneca PLC. For more information on each Basket Component, please see “The Basket Components” in this pricing supplement.

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TAX CONSEQUENCES — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your notes (including at maturity) and (ii) your gain or loss on the notes should be capital gain or loss and should be long-term capital gain or loss if you have held the notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your notes could be materially and adversely affected.

Under proposed Treasury regulations issued pursuant to Section 871(m) of the Code, if finalized in their current form, withholding at a rate of 30% (or lower treaty rate) would apply to certain “dividend equivalent” payments made or deemed made to non-U.S. persons in respect of financial instruments that reference U.S. stocks. Under these rules, withholding may be required even in the absence of any actual dividend-related payment or adjustment made pursuant to the terms of the instrument. Because these rules generally would apply only to instruments acquired after March 4, 2014, they generally will not apply to initial non-U.S. holders that acquire their notes in this offering. However, a purchaser of notes after March 4, 2014 that is a non-U.S. person might be subject to withholding under these rules, depending on the facts as of the date of the acquisition. Although there are exceptions to the broad reach of these proposed withholding rules, they are uncertain in scope, and we or other withholding agents may determine that withholding is required after December 31, 2015. If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the consequences to you of these proposed regulations.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Basket Components.  In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of your investment. If a Knock-Out Event occurs, you will lose 1.00% of your initial investment for every 1.00% by which the Final Basket Level is less than the Initial Basket Level. Accordingly, you will lose a significant portion or all of your investment in the notes. Any payment at maturity is subject to the credit of the Issuer.

•	THE NOTES DO NOT PAY COUPONS — Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.

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THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you might not receive any amount(s) owed to you under the terms of the notes and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE NOTES — The Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes.  The difference between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the notes, reduces the economic terms of the notes to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your notes or otherwise value your notes, that price or value may differ materially from the estimated value of the notes determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the notes in the secondary market.

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THE CORRELATION AMONG THE BASKET COMPONENTS COULD CHANGE UNPREDICTABLY — Correlation is the extent to which the prices of the Basket Components increase or decrease to the same degree at the same time. The value of the notes may be adversely affected by increased positive correlation between the Basket Components, in particular when one Basket Component decreases. The value of the notes may also be adversely affected by increased negative correlation between the Basket Components, meaning the positive performance of one or more Basket Components could be entirely offset by the negative performance of one or more other Basket Components.

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CHANGES IN THE VALUE OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — The notes are linked to an equally weighted Basket consisting of three Basket Components. Price movements in the Basket Components may not correlate with each other. At a time when the prices of some of the Basket Components increase, the prices of other Basket Components may not increase as much or may decrease in value. Therefore, in calculating the Final Basket Level, increases in the prices of some of the Basket Components may be moderated, offset or more than offset by lesser increases or decreases in the price of the other Basket Components.

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IF THE PRICES OF THE BASKET COMPONENTS CHANGE, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the Basket Components. Changes in the prices of the Basket Components may not result in comparable changes in the value of your notes.

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INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE BASKET COMPONENTS — The return on your notes may not reflect the return you would realize if you directly invested in the Basket Components. For instance, your return on the notes is linked to the performance of the Basket and not the performance of any one Basket Component. Thus, the positive performance of one Basket Component may be moderated, offset or more than offset by the negative performance of the other Basket Components.

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ANTI-DILUTION PROTECTION IS LIMITED, AND THE CALCULATION AGENT MAY MAKE ADJUSTMENTS IN ADDITION TO, OR THAT DIFFER FROM, THOSE SET FORTH IN THE ACCOMPANYING PRODUCT SUPPLEMENT — The calculation agent will make adjustments to the Stock Adjustment Factor of a Basket Component, which will initially be set at 1.0, for certain events affecting the relevant Basket Component. The calculation agent is not required, however, to make adjustments in response to all corporate actions, including if the issuer of the relevant Basket Component or another party makes a partial tender or partial exchange offer for the Basket Component. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Stock Adjustment Factor of a Basket Component or any other terms of the notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Basket Component in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Basket Components described in the accompanying product supplement may be materially adverse to investors in the notes. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the notes.

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WE HAVE NO AFFILIATION WITH THE ISSUER OF THE BASKET COMPONENTS — The issuers of the Basket Components are not affiliates of ours and are not involved in any way in any of our offerings of the notes pursuant to this pricing supplement. Consequently, we have no control over the actions of the issuers of the Basket Components, including any corporate actions of the type that would require the calculation agent to adjust the Stock Adjustment Factors, which may adversely affect the value of your notes. The issuers of the Basket Components have no obligation to consider your interest as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the Basket Components.

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RISKS ASSOCIATED WITH INVESTMENTS IN STOCKS WITH CONCENTRATION IN THE HEALTHCARE INDUSTRY— The Basket Components are securities of companies whose primary business is directly associated with the healthcare industry. The Basket Components may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry. In particular, the healthcare industry is significantly affected by:

•  current and future regulations affecting the healthcare industry;

•  cost of development of new pharmaceutical medicines;

•  changes in the coverage of and requirement to obtain health insurance plans; and

•  compliance costs in response to regulatory oversight.

These or other factors or the absence of such factors could adversely affect the healthcare industry and could cause the price of some or all of the Basket Components to decrease during the term of the notes.

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THERE ARE RISKS ASSOCIATED WITH INVESTMENTS IN NOTES LINKED TO THE VALUES OF EQUITY SECURITIES ISSUED BY NON-U.S. COMPANIES — One of the Basket Components is the American depositary shares (“ADSs”) of AstraZeneca PLC, which is incorporated outside of the U.S. Because the ADSs of AstraZeneca PLC are traded outside the U.S., the notes are subject to the risks associated with non-U.S. securities markets. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently than U.S. securities markets, which may adversely affect the value of the ADSs of AstraZeneca PLC and the value of your notes. Furthermore, there are risks associated with investments in notes linked to the values of equity securities issued by non-U.S. companies. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, the prices of equity securities issued by non-U.S. companies may be adversely affected by political, economic, financial and social factors that may be unique to the particular countries in which the non-U.S. companies are incorporated. These factors include the possibility of recent or future changes in a non-U.S. government’s economic and fiscal policies (including any direct or indirect intervention to stabilize the economy and/or securities market of the country of such non-U.S. government), the presence, and extent, of cross shareholdings in non-U.S. companies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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FLUCTUATIONS IN EXCHANGE RATES MAY AFFECT YOUR INVESTMENT —  One of the Basket Components is the ADSs of AstraZeneca PLC. There are significant risks related to an investment linked to an ADS (as evidenced by American depositary receipts), which is quoted and traded in U.S. dollars, representing an equity security that is quoted and traded in a foreign currency. An ADS, which is quoted and traded in U.S. dollars, may trade differently from its underlying equity security. In recent years, the rates of exchange between the U.S. dollar and some other currencies have been highly volatile, and this volatility may continue in the future. These risks generally depend on economic and political events over which we have no control. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations that may occur during the term of the notes. Changes in the exchange rate between the U.S. dollar and a foreign currency may affect the U.S. dollar equivalent of the price of the underlying equity security on non-U.S. securities markets and, as a result, may affect the market price of the Basket Component that is an ADSs, which may consequently affect the level of the Basket and the value of the notes.

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THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF AMERICAN DEPOSITARY SHARES AND THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES OF A FOREIGN COMPANY —  You should be aware that one of the Basket Components is the ADSs of AstraZeneca PLC and not the ordinary shares represented by the ADSs, and there exist important differences between the rights of holders of ADSs and the rights of holders of the corresponding ordinary shares. Each ADS is a security evidenced by American depositary receipts that represents a certain number of ordinary shares of a foreign company. Generally, ADSs are issued under a deposit agreement which sets forth the rights and responsibilities of the depositary, the foreign issuer and holders of the ADSs, which may be different from the rights of holders of ordinary shares of the foreign issuer. For example, the foreign issuer may make distributions in respect of its ordinary shares that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of ADSs and holders of the corresponding ordinary shares may be significant and may materially and adversely affect the price of the ADSs and thus the value of the notes.

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PAST PERFORMANCE OF THE BASKET COMPONENTS IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Basket Components over the term of the notes may bear little relation to the historical closing prices of the Basket Components and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Basket Components or whether the performance of the Basket Components will result in the return of any of your investment.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR NOTES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE NOTES ON THE TRADE DATE — While the payment(s) on the notes described in this pricing supplement is based on the full Face Amount of your notes, the Issuer’s estimated value of the notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the notes. The Issuer’s estimated value of the notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your notes in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the notes on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the notes.  If you have to sell your notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — While we expect that, generally, the prices of the Basket Components will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Components and the equity securities represented by the Basket Component that is an ADS;

•	the dividend rates on the Basket Components and changes that affect the Basket Components and their issuers;

•	the time remaining to the maturity of the notes;

•	the real and anticipated results of operations of the issuers of the Basket Components;

•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuers of the Basket Components;

•	currency of the country in which the equity securities represented by the Basket Component that is an ADS is traded;

•	interest rates and yields in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or markets generally;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Basket Components and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Basket Components on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Basket Components. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the notes.

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WE, OUR AFFILIATES OR OUR AGENTS, OR JPMORGAN CHASE & CO. OR ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE LEVEL OF THE BASKET TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — We, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Basket to which the notes are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent, hedging our obligations under the notes and determining the Issuer’s estimated value of the notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the notes from you in secondary market transactions. The calculation agent will determine, among other things, whether a Knock-Out Event has occurred, the Final Stock Prices on the specified Averaging Dates, the Basket Component Returns, the Final Basket Level,  the Basket Return and the amount that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a market disruption event has occurred. The determination of a market disruption event or a Knock-Out Event by the calculation agent could adversely affect the amount payable at maturity. In addition, the calculation agent retains a degree of discretion about certain adjustments to the Stock Adjustment Factors upon the occurrence of certain corporate events. In performing these duties, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the notes.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Prospective non-U.S. investors should focus in particular on the potential imposition of withholding tax on an investment in the notes, as described above under “Tax Consequences.”

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date or the Averaging Dates could adversely affect the prices of the Basket Components and the level of the Basket, which could decrease the amount you may receive on the notes at maturity.

The Basket Components

All disclosures contained in this pricing supplement regarding the Basket Components are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates have participated in the preparation of, or independently verified, the adequacy or accuracy of information about any Basket Component contained in this pricing supplement. You should make your own investigation into the Basket Components.

Included below is a brief description of the issuer of each Basket Component. We obtained the historical closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Basket Components as an indication of future performance. Each of the Basket Components is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the Basket Components with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuers of the Basket Components under the Exchange Act can be located by reference to their respective SEC file numbers provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Bristol-Myers Squibb Company

According to publicly available information, Bristol-Myers Squibb Company engages in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products. Information filed by Bristol-Myers Squibb Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-01136, or its CIK Code: 0000014272. The common stock of Bristol-Myers Squibb Company is traded on the New York Stock Exchange under the ticker symbol “BMY.”

Historical Information

The following graph sets forth the historical performance of the common stock of Bristol-Myers Squibb Company based on its daily closing prices from January 24, 2009 through January 24, 2014. The closing price of the common stock of Bristol-Myers Squibb Company on January 31, 2014 was $49.97. We obtained the historical closing prices of the common stock of Bristol-Myers Squibb Company below from Bloomberg, and we have not participated in the preparation of, or verified, such information.  The historical closing prices of the common stock of Bristol-Myers Squibb Company should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the common stock of Bristol-Myers Squibb Company on any of the Averaging Dates.  We cannot give you assurance that the performance of the common stock of Bristol-Myers Squibb Company will result in the return of any of your initial investment.

Merck & Co., Inc.

According to publicly available information, Merck & Co., Inc. delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health and consumer care products. Information filed by Merck & Co., Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06571, or its CIK Code: 0000310158. The common stock of Merck & Co., Inc. is traded on the New York Stock Exchange under the symbol “MRK.”

Historical Information

The following graph sets forth the historical performance of the common stock of Merck & Co., Inc. based on its daily closing prices from January 24, 2009 through January 24, 2014. The closing price of the common stock of Merck & Co., Inc. on January 31, 2014 was $52.97. We obtained the historical closing prices of the common stock of Merck & Co., Inc. below from Bloomberg, and we have not participated in the preparation of, or verified, such information.  The historical closing prices of the common stock of Merck & Co., Inc. should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the common stock of Merck & Co., Inc. on any of the Averaging Dates.  We cannot give you assurance that the performance of the common stock of Merck & Co., Inc. will result in the return of any of your initial investment.

AstraZeneca PLC

According to publicly available information, AstraZeneca PLC is a biopharmaceutical company that focuses primarily on the discovery, development and commercialization of prescription medicines. Information filed by AstraZeneca PLC with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11960, or its CIK Code: 0000901832. AstraZeneca PLC’s American depositary shares are listed on the New York Stock Exchange under the symbol “AZN.” Each ADS represents one ordinary share of 25 cents each of AstraZeneca PLC. The principal market for AstraZeneca PLC ordinary shares is the London Stock Exchange.

Historical Information

The following graph sets forth the historical performance of the American depositary shares of AstraZeneca PLC based on its daily closing prices from January 24, 2009 through January 24, 2014. The closing price of the American depositary shares of AstraZeneca PLC on January 31, 2014 was $63.50. We obtained the historical closing prices of the American depositary shares of AstraZeneca PLC below from Bloomberg, and we have not participated in the preparation of, or verified, such information.  The historical closing prices of the American depositary shares of AstraZeneca PLC should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the American depositary shares of AstraZeneca PLC on any of the Averaging Dates.  We cannot give you assurance that the performance of the American depositary shares of AstraZeneca PLC will result in the return of any of your initial investment.

Historical Performance of the Basket

The following chart below shows the hypothetical historical performance of the Basket from January 24, 2009 through January 24, 2014. The Basket Level on any of these trading days is calculated as if such day were an Averaging Date, assuming January 24, 2009 was the Trade Date. The following graph assumes the Basket Level on January 24, 2014 was 100 and the Basket Component Weightings were as specified on the cover page of this pricing supplement.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates, acting as placement agents for the notes, will receive a fee from the Issuer of $20.00 per $1,000 Face Amount of notes.

Validity of Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the notes and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.